This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.


     Legg Mason Capital Management, Inc.



     By___ /s/ Nicholas C. Milano________________________
           Nicholas C. Milano, Chief Compliance Officer



     Legg Mason Value Trust, Inc.



     By___/s/ Gregory Merz__________________________________
          Gregory Merz, Vice President